UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2014

Infoblox Inc.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35507	20-0062867
(Commission File Number)	(IRS Employer Identification No.)

3111 Coronado Drive Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 986-4000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)Election of a new director, except by vote of security holders at an annual meeting or special meeting convened for that purpose.

On May 28, 2014, the Board of Directors of Infoblox Inc. (the "Company"), pursuant to applicable provisions of the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws, voted to increase the size of the Board of Directors from six persons to seven persons, and appointed Mr. Philip Fasano to fill the newly-created vacancy on the Board of Directors, effective May 28, 2014. The Board of Directors has designated Mr. Fasano as a Class III director. As such, Mr. Fasano will stand for re-election at the Company's 2014 annual meeting of stockholders. Mr. Fasano was also appointed to serve on the Compensation Committee of the Board of Directors.
As compensation for his service on the Board of Directors, Mr. Fasano will receive the Company's standard compensation for non-employee directors. There are no arrangements or understandings between Mr. Fasano and any other persons pursuant to which Mr. Fasano was named a director of the Company. Mr. Fasano does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Fasano has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number                Description
99.1            Press release issued by the Company on June 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 3, 2014	INFOBLOX INC.

By: /s/ Remo Canessa
Remo Canessa
Chief Financial Officer